   As filed with the Securities and Exchange Commission on November 19, 2001

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO
            Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934

                                (Amendment No. 1)

                       TERAYON COMMUNICATION SYSTEMS, INC.
          (Name of Subject Company--Issuer and Filing Person--Offeror)

                        OPTIONS TO PURCHASE COMMON STOCK,
                           PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                   880775 10 1
                      (CUSIP Number of Class of Securities)

                                 DR. ZAKI RAKIB
                             CHIEF EXECUTIVE OFFICER
                       TERAYON COMMUNICATION SYSTEMS, INC.
                              2952 BUNKER HILL LANE
                          SANTA CLARA, CALIFORNIA 94954
                            TELEPHONE: (408) 727-4400
       (Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

                                   Copies to:
                                 JAMIE E. CHUNG
                                 JASON S. THRONE
                               COOLEY GODWARD LLP
                          ONE MARITIME PLAZA, FLOOR 20
                         SAN FRANCISCO, CALIFORNIA 94111
                            TELEPHONE: (415) 693-2000
                            CALCULATION OF FILING FEE

================================================================================
TRANSACTION VALUATION*              AMOUNT OF FILING FEE**
--------------------------------------------------------------------------------
$38,103,003.00                      $7,621.00
================================================================================

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 12,214,795 shares of common stock of Terayon Communication Systems, Inc. having an aggregate value of $38,103,003.00 as of November 5, 2001 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The number of options, the aggregate value of the options and the filing fee are based on the number of eligible options on November 5, 2001.

** One-fiftieth of 1% of the value of the transaction, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.

[X] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE 0-11(a)(2) AND IDENTIFY THE FILING WITH WHICH THE OFFSETTING FEE WAS PREVIOUSLY PAID. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

AMOUNT PREVIOUSLY PAID:   $7,621.00.        FILING PARTY:  Terayon Communication
                                            Systems, Inc.
FORM OR REGISTRATION NO.:  Schedule         DATE FILED:  November 6, 2001.
        TO.

[ ] CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

CHECK THE APPROPRIATE BOXES BELOW TO DESIGNATE ANY TRANSACTIONS TO WHICH THE STATEMENT RELATES:

[ ]     Third-party tender offer subject to Rule 14d-1.

[X]     Issuer tender offer subject to Rule 13e-4.

[ ]     Going-private transaction subject to Rule 13e-3.

[ ]     Amendment to Schedule 13D under Rule 13d-2.

CHECK THE FOLLOWING BOX IF THE FILING IS A FINAL AMENDMENT REPORTING THE RESULTS OF THE TENDER OFFER: [ ]



                                       2.

                             INTRODUCTORY STATEMENT

        This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on November 6, 2001, relating to our offer to exchange certain options to purchase shares of our Common Stock, par value $0.001 per share upon the terms and subject to the conditions described in the Offer to Exchange dated November 6, 2001 and revised on November 19, 2001.

ITEM 1. SUMMARY TERM SHEET.

The information set forth in the Offer to Exchange, dated November 6, 2001 and revised on November 19, 2001 (the "Offer to Exchange") attached hereto as Exhibit (a)(1)(A), under the "Summary of Terms" section is incorporated herein by reference.

ITEM 2. SUBJECT COMPANY INFORMATION.

        (a) Name and Address. The name of the issuer is Terayon Communication Systems, Inc., a Delaware corporation (the "Company"), the address of its principal executive office is 2952 Bunker Hill Lane, Santa Clara, CA 95054, and its telephone number is (408) 727-4400. The information set forth in the Offer to Exchange under Section 15 ("Information About Terayon") is incorporated herein by reference.

        (b) Securities. This Tender Offer Statement on Schedule TO relates to an offer by the Company to exchange all options currently outstanding under the Company's 1997 Equity Incentive Plan, 1998 Non-Employee Directors' Stock Option Plan and 1999 Non-Officer Equity Incentive Plan (collectively with the 1997 Equity Incentive Plan, the "Option Plans") to purchase shares of the Company's common stock, par value $0.001 per share (the "Common Stock") granted with an exercise price of $9.00 or greater per share (the "Eligible Options") for shares of Common Stock awarded pursuant to stock bonuses (collectively the "Stock Bonuses") under the Option Plans, upon the terms and subject to the conditions set forth in the Offer to Exchange. The number of shares of Common Stock to be awarded pursuant to the Stock Bonuses will be calculated as set forth in the Offer to Exchange, Section 8 ("Source and Amount of Consideration; Terms of Stock Bonuses"). The information set forth in the Offer to Exchange under the "Summary of Terms" section, Section 1 ("Number of Options; Expiration Date"), Section 5 ("Acceptance of Options for Exchange and Cancellation and Award of Stock Bonuses") and
        Section 8 ("Source and Amount of Consideration; Terms of Stock Bonuses") is incorporated herein by reference.

        (c) Trading Market and Price. The information set forth in the Offer to Exchange under Section 7 ("Price Range of Common Stock") is incorporated herein by reference.

ITEM 3. IDENTITY AND BACKGROUND OF THE FILING PERSON.

        (a) Name and Address. The information set forth under Item 2(a) above is incorporated herein by reference.

ITEM 4. TERMS OF THE TRANSACTION.

        (a) Material Terms. The information set forth in the Offer to Exchange under the "Summary of Terms" section, Section 1 ("Number of Options; Expiration Date"), Section 3 ("Procedures"), Section 4 ("Change in Election"), Section 5 ("Acceptance of Options for Exchange and Cancellation and Award of Stock Bonuses"), Section 6 ("Conditions of the Offer"), Section 8 ("Source and Amount of Consideration; Terms of Stock Bonuses"), Section 10 ("Status of Options Acquired by Us in the Offer"),
        Section 11 ("Legal Matters; Regulatory Approvals"), Section 12 ("Material U.S. Federal Income Tax Consequences") and Section 13 ("Extension of Offer; Termination; Amendment") is incorporated herein by reference.

        (b) Purchases. The information set forth in the Offer to Exchange under
        Section 9 ("Interests of Directors and Officers; Transactions and Arrangements Involving the Options") is incorporated herein by reference.

ITEM 5. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

        (e) Agreements Involving the Subject Company's Securities. The information set forth in the Offer to Exchange under Section 9 ("Interests of Directors and Officers; Transactions and Arrangements Involving the Options") is incorporated herein by reference.



                                       3.

ITEM 6. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

        (a) Purposes. The information set forth in the Offer to Exchange under
        Section 2 ("Purpose of the Offer") is incorporated herein by reference.

        (b) Use of Securities Acquired. The information set forth in the Offer to Exchange under Section 5 ("Acceptance of Options for Exchange and Cancellation and Award of Stock Bonuses") and Section 10 ("Status of Options Acquired by Us in the Offer") is incorporated herein by reference.

        (c) Plans. The information set forth in the Offer to Exchange under
        Section 2 ("Purpose of the Offer") is hereby incorporated by reference.

ITEM 7. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

        (a) Source of Funds. The information set forth in the Offer to Exchange under Section 8 ("Source and Amount of Consideration; Terms of Stock Bonuses") and Section 14 ("Fees and Expenses") is incorporated herein by reference.

        (b) Conditions. The information set forth in the Offer to Exchange under
        Section 6 ("Conditions of the Offer") is incorporated herein by reference.

        (d) Borrowed Funds. Not applicable.

ITEM 8. INTEREST IN THE SECURITIES OF THE SUBJECT COMPANY.

        (a) Securities Ownership. The information set forth in the Offer to Exchange under Section 9 ("Interests of Directors and Officers; Transactions and Arrangements Involving the Options") is incorporated herein by reference.

        (b) Securities Transactions. The information set forth in the Offer to Exchange under Section 9 ("Interests of Directors and Officers; Transactions and Arrangements Involving the Options") is incorporated herein by reference.

ITEM 9. PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

        (a) Solicitations or recommendations. The information set forth in the Offer to Exchange under Section 14 ("Fees and Expenses") is incorporated herein by reference.

ITEM 10. FINANCIAL STATEMENTS.

        (a) Financial Information. The information set forth in the Offer to Exchange under Section 15 ("Information About Terayon") is incorporated herein by reference. Item 8 ("Financial Statements and Notes to the Financial Statements") of the Company's Annual Report on Form 10-K405 for the fiscal year ended December 31, 2000 and Item 1 ("Financial Statements") of the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 are incorporated herein by reference. The information set forth in the Offer to Exchange under Section 17 ("Additional Information") is incorporated herein by reference.

        (b) Pro Forma Financial Information. Not applicable.

ITEM 11. ADDITIONAL INFORMATION.

        (a) Agreements, regulatory requirements and legal proceedings. The information set forth in the Offer to Exchange under Section 9 ("Interests of Directors and Officers; Transactions and Arrangements Involving the Options") and Section 11 ("Legal Matters; Regulatory Approvals") is incorporated herein by reference.

        (b) Other material information. Not applicable.




                                       4.

ITEM 12. EXHIBITS.

  EXHIBIT
   NUMBER                      DESCRIPTION
----------                     -----------
(a)(1)(A)   Offer to Exchange, dated November 6, 2001, revised on November 19,
            2001.

(a)(1)(B)* Email correspondence from Zaki Rakib to employees and directors of Terayon Communication Systems, Inc., dated November 6, 2001.

(a)(1)(C)*  Website Log-on Page.

(a)(1)(D)   Website Home Page.

(a)(1)(E)   CEO Letter Page.

(a)(1)(F)   Website Election Form Page.

(a)(1)(G)*  Election Form.

(a)(1)(H)   Website Q& A.

(a)(1)(I)*  Website Email Page.

(a)(1)(J) Terayon Communication Systems, Inc. Annual Report on Form 10-K405 for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001, as amended by the Form 10-K/A, filed with the Securities and Exchange Commission on April 30, 2001 and incorporated herein by reference.

(a)(1)(K) Terayon Communication Systems, Inc. Quarterly Report on Form 10-Q for its quarter ended March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001 and incorporated herein by reference.

(a)(1)(L) Terayon Communication Systems, Inc. Quarterly Report on Form 10-Q for its quarter ended June 30, 2001, filed with the Securities and Exchange Commission on August 14, 2001 and incorporated herein by reference.

(a)(1)(M) Terayon Communication Systems, Inc. Quarterly Report on Form 10-Q for its quarter ended September 30, 2001, filed with the Securities and Exchange Commission on November 14, 2001 and incorporated herein by reference.

(a)(1)(N) Email communication to employees and directors of Terayon Communication Systems, Inc., dated November 19, 2001.

(a)(1)(O)   Email communication to employees and directors of Terayon
            Communication Systems, Inc. to be dated and sent on November 26, 2001.

(a)(1)(P)   Form of Email communication to employees and directors of Terayon
            Communication Systems, Inc., to be dated and sent on November 29 and 20, 2001 and December 3 and 4.

(a)(1)(Q)   Email communication to employees and directors of Terayon
            Communication Systems, Inc. to be dated and sent on December 5, 2001.

(a)(1)(R)   Website Termination Page.

(b)         Not applicable.

(d)(1)      Terayon Communication Systems, Inc.'s 1997 Equity Incentive Plan
            (filed as Exhibit 10.3 to the Company's Annual Report on Form
            10-K405 filed on April 2, 2001 and which Exhibit 10.3 is incorporated herein by reference).

(d)(2)      Terayon Communication Systems, Inc.'s 1998 Non-Employee Directors'
            Stock Option Plan (filed as Exhibit 10.4 to the Company's
            Registration Statement on Form S-1 filed on June 16, 1998 (File No.
            333-56911).

(d)(3)      Terayon Communication Systems, Inc.'s 1999 Non-Officer Equity
            Incentive Plan (filed as Exhibit 10.16 to the Company's Annual
            Report on Form 10-K405 filed on April 2, 2001 and which Exhibit
            10.16 is incorporated herein by reference).

(g)         Not applicable.

(h)         Not applicable.



* previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on November 6, 2001.



                                       5.

ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.

Not applicable.

                                    SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

Dated: November 19, 2001

                                        TERAYON COMMUNICATION SYSTEMS, INC.

                                        By: /s/ Zaki Rakib
                                        ----------------------------------------
                                        Name:  Dr. Zaki Rakib
                                        Title: Chief Executive Officer



                                       6.

                                INDEX OF EXHIBITS

  EXHIBIT
   NUMBER                      DESCRIPTION
----------                     -----------
(a)(1)(A)   Offer to Exchange, dated November 6, 2001, revised November 19,
            2001.

(a)(1)(B)* Email correspondence from Zaki Rakib to employees and directors of Terayon Communication Systems, Inc., dated November 6, 2001.

(a)(1)(C)*  Website Log-on Page.

(a)(1)(D)   Website Home Page.

(a)(1)(E)   CEO Letter Page.

(a)(1)(F)   Website Election Form Page.

(a)(1)(G)*  Election Form.

(a)(1)(H)   Website Q& A.

(a)(1)(I)*  Website Email Page.

(a)(1)(J) Terayon Communication Systems, Inc. Annual Report on Form 10-K405 for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001, as amended by the Form 10-K/A, filed with the Securities and Exchange Commission on April 30, 2001 and incorporated herein by reference.

(a)(1)(K) Terayon Communication Systems, Inc. Quarterly Report on Form 10-Q for its quarter ended March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001 and incorporated herein by reference.

(a)(1)(L) Terayon Communication Systems, Inc. Quarterly Report on Form 10-Q for its quarter ended June 30, 2001, filed with the Securities and Exchange Commission on August 14, 2001 and incorporated herein by reference.

(a)(1)(M) Terayon Communication Systems, Inc. Quarterly Report on Form 10-Q for its quarter ended September 30, 2001, filed with the Securities and Exchange Commission on November 14, 2001 and incorporated herein by reference.

a)(1)(N) Email communication to employees and directors of Terayon Communication Systems, Inc., dated November 19, 2001.

(a)(1)(O)   Email communication to employees and directors of Terayon
            Communication Systems, Inc. to be dated and sent on November 26, 2001.

(a)(1)(P)   Form of Email communication to employees and directors of Terayon
            Communication Systems, Inc., to be dated and sent on November 29 and 20, 2001 and December 3 and 4.

(a)(1)(Q)   Email communication to employees and directors of Terayon
            Communication Systems, Inc. to be dated and sent on December 5, 2001.

(a)(1)(R)   Website Termination Page.

(b)         Not applicable.

(d)(1)      Terayon Communication Systems, Inc.'s 1997 Equity Incentive Plan
            (filed as Exhibit 10.3 to the Company's Annual Report on Form
            10-K405 filed on April 2, 2001 and which Exhibit 10.3 is incorporated herein by reference).

(d)(2)      Terayon Communication Systems, Inc.'s 1998 Non-Employee Directors'
            Stock Option Plan (filed as Exhibit 10.4 to the Company's
            Registration Statement on Form S-1 filed on June 16, 1998 (File No.
            333-56911).

(d)(3)      Terayon Communication Systems, Inc.'s 1999 Non-Officer Equity
            Incentive Plan (filed as Exhibit 10.16 to the Company's Annual
            Report on Form 10-K405 filed on April 2, 2001 and which Exhibit
            10.16 is incorporated herein by reference).

(g)         Not applicable.

(h)         Not applicable.

* previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on November 6, 2001.



                                       7.